Exhibit 21.0

SUBSIDIARIES OF THE REGISTRANT

Tower Bank & Trust Company, an Indiana banking corporation.

Tower Capital Trust 1, a Delaware statutory business trust.

Tower Capital Trust 2, a Delaware statutory business trust.